PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
TO PROSPECTUS DATED JULY 15, 2008	relating to Registration No. 333-152337

ROVI CORPORATION

9,414,019 Shares of Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated July 15, 2008, relating to the resale of up to: (i) 8,485,704 shares of common stock, par value $0.001 per share, issuable upon the conversion of 2.625% Convertible Senior Notes due 2011 that were issued by our subsidiary in August 2006 (the “notes”); and (ii) 928,315 shares of common stock issuable on exercise of a warrant to purchase common stock that was issued by us in connection with the acquisition of certain assets from Cryptography Research, Inc. by our subsidiary in November 2007 (the “warrant”). This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus dated July 15, 2008, including any amendments or further supplements thereto. This supplement is qualified by reference to the prospectus dated July 15, 2008 and any amendments or further supplements thereto, except to the extent that the information in this supplement supersedes the information contained in the prospectus dated July 15, 2008.

See “RISK FACTORS” on page 4 of the prospectus for information you should consider before buying any securities hereunder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 3, 2010

Selling Stockholders

The following information supplements and updates the table of selling stockholders contained on pages 5 through 7 of the prospectus. Where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes and replaces the information regarding such selling stockholder in the prospectus. This information was furnished to us by the selling stockholders listed below on or before November 3, 2010.

Based upon information provided by the selling stockholders, to our knowledge, none of the selling stockholders, nor any of their affiliates, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us (or our predecessors or affiliates) during the past three years. Selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Name	Common Stock Beneficially Owned	Common Stock Offered Hereby	Common Stock to be Owned After Offering(1)	Percentage of Common Stock Outstanding(2)
				Before the Offering	After the Offering
Names of Holders Selling Stock Pursuant to Conversion of 2.625% Convertible Senior Notes due 2011 issued by Macrovision in August 2006(3)
The GAMCO Convertible Securities Fund(4)	4,349	4,349	0	*	*

*	indicates less than 1%
(1)	Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus supplement.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act of 1934, as amended, using 105,168,583 shares of the common stock outstanding as of the close of business on October 22, 2010. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes or exercise of any other holder’s warrant.
(3)	Based on information provided to us by the selling stockholders.
(4)	The selling security holder is a non-diversified open-end management investment company registered under the Investment Company Act of 1940, as amended, and an affiliate of a broker-dealer.